CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Annual Report” in the Statement of Additional Information and to the incorporation by reference of our report dated May 16, 2006 on the financials statements and financial highlights of the Dean Family of Funds, in Post-Effective Amendment Number 16 to the Registration Statement (Form N-1A, No. 333-18653), included in the Annual Report to Shareholders for the fiscal year ended March 31, 2006, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Cincinnati, Ohio

July 27, 2006